                                                                    EXHIBIT 5(a)

                                        May 2, 1996

Union Tank Car Company
225 West Washington Street
Chicago, Illinois 60606

        Re:  Union Tank Car Company Pass Through Certificates,
             Series 1996-A

Ladies and Gentlemen:

        We have acted as counsel to Union Tank Car Company, a Delaware corporation (the "Company"), and Procor Limited, a Canadian corporation ("Procor"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (Registration No. 333-1899), as amended by Amendment No. 1 thereto (the "Registration Statement"). The Registration Statement relates to the Pass Through Certificates, Series 1996-A (the "Pass Through Certificates") which will be issued under two separate Pass Through Trust Agreements (the "Agreements"), one by and between the Company and The First National Bank of Chicago, a national banking association, as pass through trustee (the "Pass Through Trustee"), and the other by and among the Company, Procor and the Pass Through Trustee.

        As such counsel, we have examined the proposed form of the Agreement and such other papers, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies. We have also assumed that the Agreements will, when executed and delivered, be substantially in the forms submitted to us for examination.

        Based upon and subject to the foregoing, it is our opinion that the execution and delivery by the Company of the Agreements and by Procor of the Agreement to which it is a party has been duly

Union Tank Car Company
Page 2
May 2, 1996



authorized by all necessary corporate action and assuming (i) the due authorization, execution, issuance, authentication and delivery of the Pass Through Certificates by the Pass Through Trustee in accordance with the terms of the Agreements and (ii) the due authorization, execution and delivery of the Agreements by the Pass Through Trustee, when the Registration Statement shall have become effective under the Act, the Agreements shall have been qualified under the Trust Indenture Act of 1939, as amended, the securities or Blue Sky laws of certain states shall have been complied with and the Pass Through Certificates shall have been issued and sold in accordance with the Underwriting Agreement to be executed and delivered by the Company, Salomon Brothers Inc and Morgan Stanley & Co. Incorporated, the Pass Through Certificates will constitute valid and binding obligations of the Pass Through Trustee (to the extent set forth in the Agreements) entitling the holders thereof to the benefits of the applicable Agreement, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws relating to or affecting enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

        We are members of the Bar of the State of Illinois, and we express no opinion herein concerning any laws other than the law of the State of Illinois and the Federal law of the United States of America.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinions" in the Prospectus constituting a part of the Registration Statement.

                                                Very truly yours,



                                                NEAL, GERBER & EISENBERG